Exhibit 5.1

May 25, 2010

Hydrogenics Corporation

5985 McLaughlin Road

Mississauga, Ontario, Canada

L5R 1B8

Dear Sirs/Mesdames:

We have acted as counsel to Hydrogenics Corporation (“Hydrogenics”), a corporation incorporated under the federal laws of Canada, in connection with the registration statement on Form F-3 (the “Registration Statement”) filed by Hydrogenics with the Securities and Exchange Commission on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”) with respect to 200,000 common shares (the “Shares”), no par value, of Hydrogenics held by the Selling Shareholders named in the Registration Statement.

As counsel, we have made such investigations and examined the originals, or duplicate, certified, conformed, telecopied or photostatic copies of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion, including:

(a)                                  the Registration Statement and the preliminary prospectus included as part of the Registration Statement;

(b)                                 the articles and by-laws of Hydrogenics;

(c)                                  a certificate of compliance dated May 25, 2010 issued in respect of Hydrogenics pursuant to the Canada Business Corporations Act; and

(d)                                 a certificate of Lawrence E. Davis, Chief Financial Officer and Corporate Secretary of Hydrogenics, as to certain factual matters dated the date hereof.

With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers of Hydrogenics and have not performed any independent check or verification of such factual matters.

In giving this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies and the authenticity of the originals of such latter documents. We have also assumed that the certificate of compliance referred to above will continue to be accurate.

Our opinions set forth below are limited to the laws of the Province of Ontario and the Federal laws of Canada applicable therein and the Federal laws of the United States of America. All opinions expressed herein concerning the laws of the Province of Ontario and the Federal laws of Canada applicable therein are given by members of the Law Society of Upper Canada, and all opinions concerning the Federal laws of the United States of America are given by members of the New York State Bar.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and issued and are fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the captions “Enforceability of Certain Civil Liabilities” and “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby agree that we come within the category of persons whose consent is required by Section 7 of the Securities Act.

Yours truly,

/s/ Torys LLP